Exhibit 99.2

Health Catalyst Completes Sale of Vitalware, Sharpening Its Focus as a Healthcare Intelligence Company

Company retires all credit facility debt; transaction reflects concentrating its technology on improving health system performance.

SALT LAKE CITY, Utah — August 6, 2026 — Health Catalyst, Inc. (“Health Catalyst” or the “Company,” Nasdaq: HCAT), a healthcare intelligence company designed to accelerate measurable improvement for health systems, today announced it closed the sale of Vitalware, LLC, through which the Company conducted its Vitalware business, to Med-Metrix, LLC, a technology-enabled revenue cycle management company, on July 31, 2026. Having used the net cash proceeds plus cash on hand to fully repay and terminate all of its obligations under its credit facility, Health Catalyst plans to focus its capital and its people on its highest-conviction technology, designed for the pressures defining the health system agenda: managing cost, advancing clinical quality, and earning consumer loyalty, all at once.

The Company plans to focus its product roadmap on delivering intelligence products that combine a client's data with the Company’s $2.8 billion in documented outcomes to identify what can drive improvement for that client, then help carry that change through the organization. Organizations don't change; people do, so the Company is investing deliberately in its intelligence products to bring each plan down to what an individual can do differently, which is what Health Catalyst believes makes improvement last.

The transaction included $147 million in total cash consideration for Health Catalyst, subject to customary adjustments. The Company used those proceeds plus cash on hand to fully repay and retire its obligations under its credit facility, which eliminates approximately $19 million in annual interest expense on a GAAP basis, based upon annualizing the first half of 2026. The Company believes this strengthened balance sheet will provide financial flexibility to invest decisively in its core strategy.

“We're excited about where we are headed,” said Ben Albert, CEO of Health Catalyst. “To us, powerful analytics are essential, and our expertise is built on 18 years of what actually works. What comes next is the part that we believe matters most: pairing that with knowing where to act, in what order, and with what impact, and the support to help make change stick. That's the problem we're working to solve, and we believe we are well-positioned to solve it.”

Health Catalyst is focusing on pairing 18 years of proprietary healthcare improvement data and analytics with AI-driven products and the human expertise to put it to work. With the divestiture behind it, Health Catalyst is investing in the intelligence layer—the proprietary data, benchmarks, and expertise that the Company believes set it apart—which is at the core of the products it's developing. These are designed to deepen the advantage that turns Health Catalyst's data into results. Data is the foundation. Intelligence is what the Company is building now, with its advantage of 18 years of proprietary healthcare improvement data: $2.8 billion in documented outcomes, across more than 380 client improvement case studies.

About Vitalware
Vitalware, formerly by Health Catalyst, is a suite of mid-revenue solutions that help hospitals and health systems improve coding compliance, chargemaster management, charge capture, and price transparency across the mid-revenue cycle. It combines healthcare-specific data models, applied AI, and expert support to deliver measurable financial and operational results.

About Health Catalyst

Health Catalyst, Inc. (Nasdaq: HCAT) is a healthcare intelligence company designed to accelerate measurable improvement for health systems across cost, clinical, and consumer performance. Backed by deep domain expertise, proprietary AI-driven technology, and $2.8 billion in documented outcomes, Health Catalyst helps health systems move from data to confident, measurable action.

Advisors

Raymond James served as the exclusive financial advisor, and Latham & Watkins LLP served as outside legal counsel for Health Catalyst.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding Health Catalyst’s competitive advantages, Health Catalyst’s ability to realize the expected impact and benefits from the divestiture of Vitalware (including increased financial flexibility and ability to invest in core products), Health Catalyst’s ability to execute on its strategic transformation, strategic priorities (including its product roadmap), investment strategy, long-term strategy, and growth. Forward-looking statements are subject to risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.

Important risks and uncertainties that could cause actual results to differ materially from Health Catalyst’s expectations, plans and prospects, including the benefits that will be derived from this transaction, include without limitation, (i) changes in laws and regulations applicable to Health Catalyst’s business model; (ii) changes in market or industry conditions, regulatory environment, and receptivity to Health Catalyst’s technology and services; (iii) results of litigation or a security incident; (iv) the loss of one or more key clients or partners, clients reducing or eliminating their spend with Health Catalyst, client churn or down-selling in connection with the migration to Ignite or otherwise; (v) fluctuations in Health Catalyst’s project-based, non-recurring revenue, (vi) macroeconomic challenges (including high inflationary and/or high interest rate environments, tariffs, or market volatility and measures taken in response thereto), natural disasters or any new public health crises, and regional or global conflicts (including in the Middle East); (vii) the divestiture of Vitalware may not achieve some or all of the expected benefits and may adversely affect Health Catalyst’s business; and (viii) changes to Health Catalyst’s abilities to recruit and retain qualified team members. For a detailed discussion of the risk factors that could affect Health Catalyst’s actual results, please refer to the risk factors identified in Health Catalyst’s SEC reports, including, but not limited to, the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, expected to be filed with the SEC on or about August 6, 2026 and the Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 12, 2026 and further amended on April 30, 2026. All information provided in this release is as of the date hereof, and Health Catalyst undertakes no duty to update or revise this information unless required by law.

Health Catalyst Investor Relations Contact:
Stephanie St. Clair
Finance and Investor Relations, SVP
+1 (855)-309-6800
ir@healthcatalyst.com

Health Catalyst Media Contact:
Kay Blazar
VP, PR
SVM PR & Marketing
Healthcatalyst@SVMPR.com